Exhibit 99.1

Helios and Matheson reports results for the fourth quarter and the year ending December 31, 2013

NEW YORK, New York, January 31, 2014 — Helios and Matheson Analytics Inc. (the “Company”) (NASDAQ: HMNY), a 30 year old organization focused on the banking, financial services, insurance and healthcare sectors, is providing the following preliminary (unaudited) information regarding the results of its operations for the fourth quarter of the year ended December 31, 2013:

Revenue for Q4-2013 is expected to be approximately $3.2 million compared to $3.3 million for Q4-2012. Net income during Q4-2013 is expected to be $70,000 as compared to $164,000 during Q4-2012. Revenue for the twelve months ending December 31, 2013 is expected to be approximately $13.3 million as compared to $12.3 million for the twelve months ending December 31, 2012, which is approximately a 7% increase. Net income is expected to be approximately $383,000 or $0.16 per basic and diluted share (EPS) for the twelve months ending December 31, 2013 as compared to $422,000 or $0.18 per basic and diluted share (EPS) for the twelve months ending December 31, 2012. For the first three quarters of 2013, quarterly net income was approximately $100,000 and for the fourth the quarter net income is expected to be approximately $70,000. During the second half of the year, the Company has made investments in furthering its analytics business.

The Company continues to be debt free. The Company expects to close the fourth quarter of 2013 with total assets of $5.2 million and total liabilities of $831,000. Below is the summary of selected financial data:

	Three Months Ended		Year Ended
(In 000s except per share amounts)	12/31/13	12/31/12	12/31/13	12/31/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenue	$3,232	$3,325	$13,291	$12,369
Gross Profit	$601	$695	$2,733	$2,787
Income from operations	$68	$156	$375	$506
Net Income	$70	$164	$383	$422
Earnings per basic and diluted share	$0.03	$0.07	$0.16	$0.18
Dividend Per share	$0.00	$0.00	$0.09	$0.00

Gross margin was 19% for the fourth quarter of 2013 as compared to 21% for the fourth quarter of 2012. Revenue from high margin RPO (recruitment process outsourcing) was lower during the fourth quarter of 2013 resulting in the lower gross margin. The Company continues to keep a tight control over Selling, General and Administration (SGA) expenses resulting in slightly lower SGA expenses which were approximately of $533,000 for the fourth quarter of 2013 as compared to $540,000 during the fourth quarter of 2012.

About Helios and Matheson Analytics Inc.

Helios and Matheson Analytics Inc. is a 30 year old organization focused on the banking, financial services, insurance and healthcare sectors. Its common stock is traded on the Nasdaq Global Market under the ticker symbol “HMNY”.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Helios and Matheson Analytics Inc. Annual Report on Form 10-K for the year ended December 31, 2012 and more recent reports filed with the SEC. Helios and Matheson Analytics Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Umesh Ahuja
703 691 0400 Ext 1046
uahuja@hmny.com

HELIOS AND MATHESON ANALYTICS INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012
	(unaudited)	(audited)

Revenues	$13,291,095	$12,368,920
Cost of revenues	10,558,446	9,582,191
Gross profit	2,732,649	2,786,729
Operating expenses:
Selling, general and administrative	2,346,926	2,266,666
Depreciation and amortization	10,595	14,092
	2,357,521	2,280,758
Income from operations	375,128	505,971
Other income(expense):
Early lease termination fee	-	(82,548)
Interest income	6,437	9,425
	6,437	(73,123)
Income before income taxes	$381,565	$432,848
Provision for income taxes	(1,446)	11,155
Net Income	383,011	421,693
Other comprehensive (loss)/income - foreign currency adjustment	(30,123)	(20,978)
Comprehensive Income	$352,888	$400,715

Basic and diluted profit per share	$0.16	$0.18
Dividend Per share	$0.09	$-

HELIOS AND MATHESON ANALYTICS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$660,278	$2,861,733
Accounts receivable- less allowance for doubtful accounts of $28,213 at December 31, 2013, and $32,421 at December 31, 2012	2,147,436	1,257,488
Unbilled receivables	143,126	21,490
Prepaid expenses and other current assets	147,448	130,571
Total current assets	3,098,288	4,271,282
Property and equipment, net	50,071	52,717
Security Deposit	2,000,000	1,000,000
Deposits and other assets	78,520	100,032
Total assets	$5,226,879	$5,424,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$830,948	$1,171,249
Total current liabilities	830,948	1,171,249

Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2013, and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of December 31, 2013 and as of December 31, 2012	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive (loss)/income - foreign currency translation	(77,032)	(46,910)
Accumulated deficit	(33,406,081)	(33,579,352)
Total shareholders' equity	4,395,931	4,252,782
Total liabilities and shareholders' equity	$5,226,879	$5,424,031

HELIOS AND MATHESON ANALYTICS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2013	2012
	(unaudited)	(audited)
Cash flows from operating activities:
Net income	$383,011	$421,693
Adjustments to reconcile net income to net cash provided/(used) in operating activities:
Depreciation and amortization	10,595	14,092
Provision for doubtful accounts	(4,208)	(45,169)
Gain on sale of Fixed Asset	(250)	(2,488)
Changes in operating assets and liabilities:
Accounts receivable	(885,740)	453,234
Unbilled receivables	(121,636)	24,918
Prepaid expenses and other assets	(16,877)	(47,245)
Accounts payable and accrued expenses	(340,301)	66,513
Security Deposits	(1,000,000)	-
Deposits	21,512	42,641
Net cash (used in)/provided by operating activities	(1,953,894)	928,189
Cash flows from investing activities:
Purchase of property and equipment	(7,699)	(43,636)
Net cash used in investing activities	(7,699)	(43,636)
Cash flows from financing activities:
Dividend Paid	(209,739)	-
Net cash used in financing activities	(209,739)	-
Effect of foreign currency exchange rate changes on cash and cash equivalents	(30,123)	(20,978)
Net (decrease)/increase in cash and cash equivalents	(2,201,455)	863,575
Cash and cash equivalents at beginning of period	2,861,733	1,998,158
Cash and cash equivalents at end of period	$660,278	$2,861,733

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes - net of refunds	$5,701	$5,936